EXHIBIT 23.1


                            CONSENT OF INDEPENDENT ACCOUNTANTS


               We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 1997, except for the third paragraph of Note 1 and the second paragraph of Note 9 which are as of February 13, 1997, the third paragraph of Note 9 which is as of February 14, 1997, and the fourth paragraph of Note 9 which is as of October 28, 1997, which appears on page F-8 of the Prospectus constituting part of the Registration Statement (No. 333-39695) on Form S-1 of Gulf Island Fabrication, Inc. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1996 listed under Item 16(b) of the Registration Statement (No. 333-39695) when such schedule is read in conjunction with the financial statements referred to in our report on the aforementioned financial statements of Gulf Island Fabrication, Inc. The audits referred to in such report also include this schedule. We also consent to the incorporation by reference of our report dated January 23, 1997 relating to the combined financial statements of Dolphin Services, Inc., Dolphin Sales and Rentals, Inc. and Dolphin Steel Sales, Inc., which appears on page F-26 in the Prospectus constituting part of the Registration Statement (No. 333-39695) on Form S-1 of Gulf Island Fabrication, Inc.






               /s/ Price Waterhouse LLP
               PRICE WATERHOUSE LLP

               New Orleans, Louisiana
               February 11, 1998